Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Obtains New Bank Credit Facility

EXTON, PA - (Marketwire - January 30, 2012) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced that it has obtained a new $12 million bank credit facility, which replaces the company’s existing credit facility that expired on November 30, 2011.

The new credit facility is with Sovereign Bank, a subsidiary of Santander Group, one of the largest banks in the world. The new banking line is for a $12 million three-year revolving credit facility. Griffin Financial Group LLC, based in King of Prussia, Pennsylvania, acted as the exclusive financial advisor and investment banker for this transaction.

Joseph Heater, Chief Financial Officer of WPCS, commented, “We are pleased to announce the successful completion of this new bank credit facility with Sovereign Bank. As WPCS continues to execute on its strategic development plans, this line of credit provides an additional source of liquidity for our current working capital requirements. We appreciate the confidence that Sovereign Bank has demonstrated in our company and believe that this new bank credit facility will serve as a solid foundation for our future growth.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com